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                                                                    EXHIBIT 99.3



                                VCA ANTECH, INC.
            INCREASES FINANCIAL GUIDANCE FOR THE SECOND QUARTER AND
                                FISCAL YEAR 2004

    LOS ANGELES, CALIFORNIA, JUNE 1, 2004 - VCA ANTECH, INC. (NASDAQ NM SYMBOL:
WOOF), a leading animal health care company in the United States, provides the following revised guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.

    In response to the completion of the merger between VCA Antech, Inc. (the "Company") and National PetCare Centers, Inc. and the refinancing of the Company's senior credit facility announced today, the Company is revising its financial guidance for the year ending December 31, 2004 as follows:

    -   projected revenue to a range of $636.0 million to $648.0 million;

    - projected operating income to a range of $131.0 million to $132.0 million;

    -   projected net income to a range of $60.3 million to $61.3 million; and

    - projected diluted earnings per common share to a range of $1.44 to $1.45.

    The Company is also revising its financial guidance for the three months ended June 30, 2004 as follows: projected revenue to a range of $160.8 million to $163.8 million and diluted earnings per common share to a range of $0.42 to $0.43.

     In connection with the merger with National PetCare Centers, Inc., the Company expects to incur approximately $1.5 million to $2.0 million of integration costs in the second and third quarters of 2004, which are reflected in the above amounts.

    In conjunction with the refinancing of its senior credit facility, in the second quarter of 2004 the Company expects to record an expense for certain deferred financing costs and other related expenses. The Company is still evaluating those costs and the foregoing excludes any related impact.

    The foregoing includes a before and after-tax benefit of $1.1 million, or $0.03 per diluted common share, for the settlement of an insurance claim during the three months ended March 31, 2004 relating to a prior legal settlement.

    Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the

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effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the SEC on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    Media contact:    Tom Fuller, Chief Financial Officer
                      (310) 571-6505



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